Exhibit 10.22

FIRST COMMUNITY BANCORP

EXECUTIVE SEVERANCE PAY PLAN

(as amended and restated effective July 26, 2006)

The purpose of the First Community Bancorp Executive Severance Pay Plan, as amended and restated effective July 26, 2006 (the “Plan”) is to secure the continued services of certain senior executives of the Company and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control (as defined below).

ARTICLE I

DEFINITIONS

1.1                               Definitions

Whenever used in this Plan, the following capitalized terms shall have the meanings set forth in this Section 1.1, certain other capitalized terms being defined elsewhere in this Plan:

(a)                                  “Board” means the Board of Directors of the Company.

(b)                                 “Change in Control” shall mean the occurrence of any of the following:

(i)                                     Any “Person” or “Group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder) is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company or such entity.

(ii)                                  The individuals who, as of the date hereof, are members of the Board (the “Existing Directors”), cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of the Company as determined in the manner prescribed in the Company’s Articles of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by the Company’s stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such a new director shall be considered an Existing Director; provided, further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest (“Election Contest”) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(iii)                               The consummation of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any Person other than the Company, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (a ‘Transaction”) does not otherwise result in a “Change in Control” pursuant to subparagraph (i) of this definition of “Change in Control”; provided, however, that no such Transaction shall constitute a “Change in Control” under this subparagraph (iii) if the persons who were the Shareholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (iii).

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(d)                                 “Company” means First Community Bancorp, a California corporation, and any successor or assignee as provided in Article V.

(e)                                  “Compensation” means your highest annual compensation for any calendar year in the three calendar years ending with the calendar year which includes the date of your termination of employment with the Company and its Subsidiaries, with your compensation for any such calendar year in which you do not complete twelve (12) months or service being annualized on the basis of a twelve (12) month year. For purposes of determining your “Compensation”, your annual compensation for any calendar year or portion thereof shall be limited to your base salary, your automobile and other expense allowances (for those Executives who receive a company automobile in lieu of an automobile allowance, they shall be credited with an additional $1000.00 per month in Compensation in lieu of an automobile allowance), and your bonus attributable to such calendar year regardless of when paid (or, if you did not receive a bonus for a calendar year, your target bonus for such year), before reductions for any amounts excludable from your gross income for federal income tax purposes pursuant to Section 125 or Section 401(k) of the Code or under any nonqualified deferred compensation plan. Notwithstanding anything herein to the contrary, “Compensation” shall not include your income from the grant or vesting of restricted stock, or from the grant, vesting, or exercise of stock options.

(f)                                    “Disability” means a physical or mental infirmity which substantially impairs your ability to perform your material duties for a period of at least one hundred eighty (180) days in any two hundred seventy (270)) day period, and, as a result of such Disability, you have not returned to your full-time regular employment prior to termination.

(g)                                 “Employee Grade” means the grade within the compensation system to which you are assigned by the Company.

(h)                                 “Executive” means a regular full-time salaried employee of the Company or its Subsidiaries in Employee Grades 1, 2, 3, A or B, who does not have an individual agreement with the Company or its Subsidiaries regarding Change in Control severance payments.

(i)                                     “Good Reason” means, without your express written consent, any of the following events, provided that you give the Company or its Subsidiary at least thirty (30) days prior written notice of your termination with the Company or its Subsidiary:

(i)                                     a reduction by the Employer in your annual base salary as in effect immediately before such reduction; or

(ii)                                  (A)  any change in your duties and responsibilities that is inconsistent in any adverse respect with your position(s), duties or responsibilities as in effect immediately before the Change in Control, or an adverse change, after the occurrence of a Change in Control, in your place in the Company’s organization chart or in the seniority of the individual to whom you report; provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (i), or (B) a material and adverse change in your titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to such Change in Control; or

(iii)                               a material reduction in the your annual target bonus opportunity (if any) (for this purpose, a reduction for any year of over ten percent (10%) of your annual target bonus opportunity (if any) measured by the preceding year shall be considered “material”); or

(iv)                              the failure of the Company or its Subsidiaries to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which you or your dependents are participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect your or your dependents’ participation in or reduce your or your dependents’ benefits under any such plan, unless you and your dependents are permitted to participate in other plans providing substantially equivalent benefits in the aggregate (at substantially equivalent cost with respect to welfare benefit plans); or

(v)                                 the failure of the Company or its Subsidiaries to (A) provide and credit you with the number of accrued annual leave days to which you are entitled in accordance with the Company’s normal annual leave policy as in effect immediately before the Change in Control or (B) provide you with paid annual leave in accordance with the most favorable annual leave policies of the Company or any of its Subsidiaries as in effect for you immediately prior to such Change in Control; or

(vi)                              the Employer’s requiring you to be based more than twenty five (25) miles from the location of your place of employment immediately before the Change in Control, except for normal business travel in connection with your duties with the Company or its Subsidiaries; or

(vii)                           the failure of the Company to obtain the assumption agreement from any successor as contemplated in Article V hereof.

An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by you shall not constitute Good Reason. Your right to terminate employment for Good Reason shall not be affected by incapacities due to mental or physical illness and your continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason. You must notify the Company of any event constituting Good Reason within ninety (90) days following your knowledge of its existence or such event shall not constitute Good Reason under this Plan.

(k)                                  “Just Cause” means:

(i)                                     the willful and continued failure by you to perform substantially your duties with the Company and its Subsidiaries (other than any such failure resulting from your incapacity due to physical or mental illness or any such failure subsequent to the delivery to you of a notice of the Company’s intent to terminate your employment without Just Cause or subsequent to your delivery to the Company of a notice of your intent to terminate employment for Good Reason), and such willful and continued failure continues after a demand for substantial performance is delivered to you by the Company or its Subsidiaries which specifically identifies the manner in which you have not substantially performed your duties;

(ii)                                  the willful engaging by you in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company or its Subsidiaries.

For purposes of determining whether “Just Cause” exists, no act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company and its Subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions to you by a more senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Just Cause shall not exist unless and until the Company has delivered to you a copy of a resolution duly adopted by two-thirds (2/3) of the entire Board (excluding you if you are a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) or (ii) has occurred and specifying the particulars thereof in detail. The Company must notify you of any event constituting Just Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Just Cause under this Plan.

(l)                                     “Multiplier” for each Employee Grade shall be the number set forth opposite such Employee grade below:

Employee Grade	Multiplier

Grade One	3
Grade Two	2
Grade Three	2
Grade A	2
Grade B	1

(m)                               “Person” shall have the meaning set forth in the definition of “Change in Control”.

(n)                                 “Release” means the Separation and General Release Agreement in the form attached hereto as Exhibit “A”.

(o)                                 “Severance Payment” means the payment of severance compensation as provided in Article III.

(p)                                 “Severance Period” means the number of whole months equal to the product of 12 multiplied by the Multiplier for your Employee Grade, beginning on the date of your termination of employment with the Company and its Subsidiaries.

(q)                                 “Subsidiary” means any corporation or other Person, a majority of the voting power, equity securities or equity interest of which is owned directly or indirectly by the Company.

ARTICLE II

INDEMNIFICATION AND GROSS-UP FOR EXCISE TAXES

2.1                               Indemnification and Gross-Up

The Company hereby indemnifies you and holds you harmless from and against any and all liabilities, costs and expenses (including, without limitation, attorney’s fees and costs, interest and penalties) you may incur as a result of the excise tax imposed by Section 4999 of the Code or any similar provision of state or local income tax law (the “Excise Tax”), to the end that you shall be placed in the same after-tax position with respect to the Severance Payment under this Plan and all other payments from the Company to you in the nature of compensation (including without limitation, acceleration of equity awards) as you would have been in if the Excise Tax had never been imposed. In furtherance of such indemnification, the Company shall pay to you a payment (the “Gross-Up Payment”) in an amount such that, after payment by you of all taxes, including income taxes and Excise Tax imposed on the Gross-Up Payment and any interest or penalties (other than interest and penalties imposed by reason of your failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross-Up Payment), you shall be placed in the same after-tax position with respect to the Severance Payment under this Plan and all other payments from the Company to you in the nature of compensation (including without limitation, acceleration of equity awards) as you would have been in if the Excise Tax had never been imposed. At such time or times necessary to carry out the purposes of this Article II in view of the withholding requirements of Section 4999 (c) (1) of the Code, the Company shall pay to you one or more Gross-Up Payments for the Severance Payment and any other payments in the nature of compensation (including without limitation, acceleration of equity awards) which the Company determines are “excess parachute payments” under Section 280G(b) (1) of the Code (“Excess Parachute Payments”). If, through a federal, state or local taxing authority (a “Taxing Authority”), or a judgment of any court, you become liable for an amount of Excise Tax not covered by the Gross-Up Payment payable pursuant to the preceding sentence, the Company shall pay you an additional Gross-Up Payment (including income taxes and Excise Tax imposed on such additional Gross-Up Payment and any interest or penalties (other than interest and penalties imposed by reason of your failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the additional Gross-Up Payment)) to make you whole for such additional Excise Tax; provided, however, that, pursuant to Section 2.3, the Company shall have the right to require you to protest, contest, or appeal any such determination or judgment. For purposes of this Article II, any amount which the Company is required to withhold under Sections 3402 or 4999 of the Code or under any other provision of law shall be deemed to have been paid for you.

2.2                               Reporting

The Company shall provide you with a written statement showing the computation of such Gross-Up Payment and the Excess Parachute Payments and Excise Tax to which it relates, and setting forth the determination of the amount of gross income you are required to recognize as a result of such payments and your liability for the Excise Tax. All computations and determinations required to be made under this Article II, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such computations and determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the Company or you that there has been a Payment, or such earlier time as is requested by the Company (the “Determination”). For purposes of the Determination, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

You shall cause your federal, state and local income tax returns for the period in which you receive such Gross-Up Payment to be prepared and filed in accordance with such statement, and, upon such fling, you shall certify in writing to the Company that such returns have been so prepared and filed. At your request, the Company shall furnish to you, at no cost to you, assistance in preparing your federal, state and local income tax returns for the period in which you receive such Gross-Up Payment in accordance with such statement. Notwithstanding the provisions of Section 2.1, the Company shall not be obligated to indemnify you from and against any tax liability, cost or expenses (including, without limitation, any liability for the Excise Tax or attorney’s fees or costs) to the extent such tax liability, cost or expense is attributable to your failure to comply with the provisions of this Section 2.2.

2.3                               Controversies

If any controversy arises between you and a Taxing Authority with respect to the treatment on any return of the Gross-Up Amount, or of any payment you receive from the Company as an excess Parachute Payment, or with respect to Excess Parachute Payment, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (a “Controversy”), the Company shall have the right to participate with you in the handling of such Controversy. The Company shall have the right, solely with respect to a Controversy, to direct you to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and you shall not take any of such steps without the prior written approval of the Company, which the Company shall not unreasonably withhold. You shall be represented in any Controversy by attorneys, accountants, and other advisors selected by the Company, and the Company shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability you may incur as a result of such payment. You shall promptly notify the Company of any communication with a Taxing Authority, and you shall promptly furnish to the Company copies of any written correspondence, notices or documents received from a Taxing

Authority relating to a Controversy. You shall cooperate fully with the Company in the handling of any Controversy; provided, however, that you shall not be obligated to furnish to the Company copies of any portion of your tax returns which do not bear upon, and are not affected by, the Controversy.

2.4                               Underpayments/Overpayments

As a result of the uncertainty in the application of Section 4999 of the Code at the time of a Determination, it is possible that Gross-Up Payments which should have been made by the Company may not have been made (an “Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (an “Overpayment”), consistent with the calculations required to be made hereunder. In the event that you are thereafter required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Company to or for your benefit. You shall pay over to the Company, within ten (10) days after your receipt thereof, any refund of an Overpayment that you receive from any Taxing Authority (together with interest at the rate provided in Section 1274(b)(2) of the Code). For purposes of this Section 2.4, a reduction in your tax liability attributable to the previous payment of the Gross-Up Amount or the Excise Tax shall be deemed to be an Overpayment. If you would have received an Overpayment of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such Overpayment against other tax liabilities, interest, or penalties, you shall pay the amount of such offset over to the Company (together with interest at the rate provided in Section 1274(b)(2) of the Code) within ten (10) days after receipt of notice from the Taxing Authority of such offset.

ARTICLE III

SEVERANCE PAYMENTS

3.1                               Right to Severance Payment; Release

Conditioned on the execution and delivery by you (or your beneficiary or personal representative, if applicable) of the Release, you shall be entitled to receive a Severance Payment from the Company in the amount provided in Section 3.2 if (a) you are an Executive, and (b) within twenty four (24) months after the occurrence of a Change of Control, your employment with the Company and its Subsidiaries terminates for any reason other than:

(a)                                  Death,

(b)                                 Disability,

(c)                                  Termination by the Company or its Subsidiaries for Just Cause,

(d)                                 Retirement in accordance with the normal retirement policy of the Company,

(e)                                  Voluntary termination by you for other than Good Reason, or

(f)                                    The sale by the Company of the Subsidiary which employed you before such sale, if you have been offered employment with the purchaser of such Subsidiary on substantially the same terms and conditions under which such you worked for the Subsidiary before the sale.

If your employment with the Company or its Subsidiaries is terminated before the occurrence of a Change in Control for any reason other than one of those enumerated immediately above, your employment will be deemed to have been terminated by the Company without Just Cause on the day after the occurrence of the Change in Control if (i) within ninety (90) days before a Change in Control actually occurs, your employment is terminated by the Company other than for Just Cause or by you for a reason that would have constituted Good Reason if the Change in Control had already occurred or (ii) you reasonably demonstrate that the Company or its Subsidiaries involuntarily terminated your employment, or gave you Good Reason, at the request of a Person (other than the Company or its Subsidiaries) who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or otherwise in connection with, or in anticipation of, a Change in Control which actually occurs.

3.2                               Amount of Severance Payment

If you become entitled to a Severance Payment under this Plan, the amount of your Severance Payment shall equal the product of your Compensation multiplied by the Multiplier for your Employee Grade.

3.3                               No Mitigation

The Company acknowledges and agrees that you shall be entitled to receive your entire Severance Payment regardless of any income, which you may receive from other sources following your termination on or after the Effective Time.

3.4                               Payment of Severance Payment

The Severance Payment to which you are entitled shall be paid to you, in one lump sum cash payment, not later than eight (8) calendar days after the execution and delivery by you (or your beneficiary or personal representative, if applicable) of the Release Agreement, but in no event before the date on which such Release becomes effective (including the expiration of any applicable revocation period). If you should die before all amounts payable to you have been paid, such unpaid amounts shall be paid to your beneficiary under this Plan or, if you have not designated such a beneficiary in writing to the Company, to the personal representative(s) of your estate.

3.5                               Welfare Benefits

If you are entitled to receive a Severance Payment under Section 3.1, you and your dependents will also be entitled to receive, during your Severance Period, the same level of medical, dental, disability and life insurance benefits upon substantially the same terms and conditions (including employee contributions for such benefits) as existed immediately prior to your termination date or, if more favorable to you, as such benefits and terms and conditions existed immediately prior to the Change in Control; provided, that, if you or dependents cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, your right to medical, dental, disability or life insurance benefits shall be subject to cancellation by the Company if you or your dependents obtain alternative coverage of a similar type during the Severance Period; provided, however, that if any such alternative group health coverage excludes any pre-existing condition that you or your dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 3.5 shall continue (but not beyond the Severance Period) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. You shall be obligated to notify the Company’s Human Resources Department of any such alternative coverage within thirty (30) days of its first becoming applicable to you or your dependents. In the event you are required to make an election under Sections 601 through 607 of ERISA (commonly known as COBRA) to qualify for continuing health benefits coverage described in this Section 3.5, the obligations of the Company and its Subsidiaries under this Section 3.5 to continue your health benefits coverage shall be conditioned upon your timely making such an election.

3.6                               Automobile

If you become entitled to receive a Severance Payment under Section 3.1, and you then have the use of an automobile that is provided to you at the expense of the Company or any Subsidiary, you shall have the right, for ninety (90) days following your termination of employment, (a) to continue your use of the automobile on the same basis on which you used it immediately before your termination of employment, or (b) to purchase the automobile from the Company or Subsidiary for its lowest wholesale Kelley Blue Book value from a range determined based on the actual mileage, condition and features of the automobile you use, or, if the Company or Subsidiary has leased the automobile, to assume the lease, or (c) to take the actions described in clause (a) and (b) of this sentence.

3.7                               Outplacement Services

If you become entitled to Severance Payment under Section 3.1, you will also become entitled to receive outplacement services in accordance with the Company’s usual practice for Executives as in effect immediately prior to the Change in Control or, if more favorable to you, in accordance with the Company’s usual practice for Executives as in effect immediately prior to your termination of employment.

3.8                               Withholding of Taxes

The Company may withhold from any amounts payable to you under this Plan all federal, state, city or other taxes required by applicable law to be withheld by the Company.

ARTICLE IV

OTHER RIGHTS AND BENEFITS NOT AFFECTED

4.1                               Other Benefits

No payment hereunder shall be characterized as deferred compensation. Except as set forth in Section 4.2, neither the provisions of this Plan nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish your rights as an employee, whether existing now or hereafter, under any employee benefit, incentive, retirement, welfare, stock option, stock bonus or stock-based, or stock purchase plan, program, policy or arrangement or any written employment agreement or other plan, program policy or arrangement not related to severance.

4.2                               Other Severance Plans Superseded

As of the date of adoption of this Plan, the terms and provisions of this Plan will supersede any and all other severance plans maintained by the Company or its Subsidiaries to the extent they apply to Executives (except for any individual severance agreement between you and the Company and its Subsidiaries), and your participation in any other severance plan of the Company and its Subsidiaries will be hereby terminated. To the extent you are a party to an individual severance agreement with the Company or any of its Subsidiaries, you shall be entitled to receive the severance payments and benefits under such agreement, unless you elect to receive the payments and benefits under this Plan.

4.3                               Employment Status

This Plan does not constitute a contract of employment or impose on you any obligation to remain in the employ of the Company, nor does it impose on the Company or any of its Subsidiaries any obligation to retain you in your present or any other position, nor does it change the status of your employment as an employee at will. Nothing in this Plan shall in any way affect the right of the Company or any of its Subsidiaries in its absolute discretion to change or reduce your compensation at any time, or to change at any time one or more benefit plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans, and the like.

ARTICLE V

SUCCESSOR TO THE COMPANY

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no succession or assignment had taken place. In such event, the term “Company”, as used in this Plan, shall mean (from and after, but not before, the occurrence of such event) the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

ARTICLE VI

CONFIDENTIALITY

6.1                               Nondisclosure of Confidential Material

In the performance of your duties, you have previously had, and may in the future have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company or its agents or consultants or used presently or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and has been and/or will be disclosed to you in confidence. By your acceptance of your Severance Payment under this Plan, you shall be deemed to have acknowledged that the Confidential Material constitutes propriety information of the Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances, of which this Section 6.1 is an example, to maintain its secrecy. Except in the performance of your duties to the Company, you shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material that (i) has been publicly disclosed or was within your possession prior to its being furnished to you by the Company or becomes available to you on a nonconfidential basis from a third party (in any of such cases, not due to a breach by you or your obligations to the Company or by breach of any other person of a confidential, fiduciary or confidential obligation, the breach of which you know or reasonably should know), (ii) is required to be disclosed by you pursuant to applicable law, and you provide notice to the Company of such requirement as promptly as possible, or (iii) was independently acquired or developed by you without violating any of the obligations under this Plan and without relying on Confidential Material of the Company. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which you have prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon your termination of employment with the Company, or whenever requested by the Company, you shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be, or at any previous time has been, in your possession or under your control.

6.2                               Nonsolicitation of Employees

By your acceptance of your Severance Payment under this Plan, you agree that, for a period of two (2) years following your termination of employment with the Company or its Subsidiaries, neither you nor any Person or entity in which you have an interest shall solicit any person who was employed on the date of your termination of employment by the Company or any of its Subsidiaries, to leave the employ of the Company or any of its Subsidiaries. Nothing in this Section 6.2, however, shall prohibit you or any Person or entity in which you have an interest from placing advertisements in periodicals of general circulation soliciting applications for employment, or from employing any person who answers any such advertisement. For purposes of this Section 6.2, you shall not be deemed to have an interest in any corporation whose stock is publicly traded merely because you are the owner of not more than two percent (2%) of the outstanding shares of any class of stock of such corporation, provided you have no active participation in the business of such corporation (other than voting your stock) and you do not provide services to such corporation in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise).

6.3                               Equitable Relief

By your acceptance of your Severance Payment under this Plan, you shall be deemed to have acknowledged that violation of Sections 6.1 or 6.2 would cause the Company irreparable damage for which the Company can not be reasonably compensated in damages in an action at law, and that therefore in the event of any breach by you of Sections 6.1 or 6.2, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Plan or otherwise, and, except as limited in Article VII, all of the Company’s rights and remedies shall be unrestricted.

ARTICLE VII

ARBITRATION

Subject to the provisions of Section 6.3, any controversy or claim between you and the Company arising out of or relating to or concerning this Plan (including the covenants contained in Section 6) and any dispute regarding your employment or the termination of your employment or any dispute regarding the application, interpretation or validity of this Plan (each, an “Employment Matter”) will be finally settled by arbitration in a location determined by you (which location must be located within the County in which you primarily work) and administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. In the event of any conflict between this Plan and the rules of the American Arbitration Association, the provisions of this Plan shall be determinative. If the parties are unable to agree upon an arbitrator, they shall select a single arbitrator from a list of seven arbitrators designated by the office of the American Arbitrator Association having responsibility for the location selected by you, all of whom shall be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators, and who, in either event, are residents of such forum. If the parties are unable to agree upon an arbitrator from such list, they shall each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator. The AAA’s Commercial Arbitration Rules will be modified in the following ways:  (i) each arbitrator will agree to treat as confidential evidence and other information presented to them, (ii) there will be no authority to award punitive damages, (iii) there will be no authority to amend or modify the terms of the Plan and (iv) a decision must be rendered within ten business days of the parties’ closing statements or submission of post-hearing briefs. To the extent permitted by law, the Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter. You or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Los Angeles County, California or such other jurisdiction as you may determine in your discretion to enforce any arbitration award under Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1                               Applicable law

TO THE EXTENT NOT PREEMPTED BY THE LAWS OF THE UNITED STATES, THE LAWS OF THE STATE OF CALIFORNIA SHALL BE THE CONTROLLING LAW IN ALL MATTERS RELATING TO THIS PLAN, REGARDLESS OF THE CHOICE-OF-LAW RULES OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION.

8.2                               Construction

No term or provision of this Plan shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions of this Plan and any present or future statute law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Plan shall be curtailed and limited only to the extent necessary to bring such provision with the requirements of the law.

8.3                               Severability

If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.4                               Headings

The Section headings in this Plan are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Plan or of any particular Section.

8.5                               Assignability

Your rights or interests under this Plan shall not be assignable or transferrable (whether by pledge, grant of a security interest, or otherwise) by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

8.6                               Term

This Plan shall continue in full force and effect until its terms and provisions are completely carried out, unless terminated by the Board with at least a majority vote before the commencement of a Change in Control Period (as defined below); provided, however, that no termination of this Plan shall be effective if made while the Company (or any Person acting on the Company’s behalf) (i) is conducting negotiations to effect a Change in Control, (ii) within ninety (90) days before the Company (or any Person acting on its behalf) executes a letter of intent (whether or not binding) or a definitive agreement to effect a Change in Control, or (iii) during the period between execution of a definitive agreement to effect a Change in Control and the consummation of the transactions contemplated thereunder (the first to occur of (i), (ii) or (iii) shall commence a “Change in Control Period”). A Change in Control Period shall expire upon the first to occur of (A) the occurrence of a Change in Control and (B) the first anniversary of the commencement of the Change in Control Period.

8.7                               Amendment/Termination

This Plan may be amended in any respect by resolution adopted by the Board with at least a majority until the commencement of a Change in Control Period; provided, however, that this Section 8.7 shall not be amended, and no amendment shall be effective if made during a Change in Control Period. After a Change in Control occurs, this Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever until the second anniversary of such Change in Control. No agreement or representations written or oral, express or implied, with respect to the subject matter hereof, have been made by the Company which are not expressly set forth in this Plan.

8.8                               Notices

For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied, or sent by certified or overnight mail, return receipt requested, postage prepaid, addressed to the respective addresses, or sent to the respective telecopier numbers, last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the General Counsel. All notices and communications shall be deemed to have been received on the date of delivery thereof if personally delivered, upon return confirmation if telecopied, on the third business day after the mailing thereof, or on the date after sending by overnight mail, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

8.9                               Interpretation and Administration

This Plan shall be administered by the Board. The Board may delegate any of its powers under the Plan to a subcommittee of the Board. The Board or a subcommittee thereof shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. Actions of the Board or a subcommittee thereof shall be taken by a majority vote of its members.

Dated: July 26, 2006

Exhibit A

Separation and General Release Agreement

In connection with the termination of your employment by First Community Bancorp (the “Company”), effective                        , 200    , and in accordance with the terms and conditions of the First Community Bancorp Executive Severance Pay Plan, as amended and restated effective July 26, 2006 (the “Plan”), the Company agrees to provide you, contingent upon your execution of this agreement, with the following severance payment and benefits:

•                  [Insert description of severance payment and benefits]

In consideration of the payment and benefits set forth above, you agree knowingly and voluntarily as follows:

You knowingly and voluntarily waive and release forever whatever claims you ever had, now have or hereafter may have against the Company and any subsidiary or affiliate of the Company, any of their successors or assigns and any of their present and former employees, directors, officers and agents (collectively referred to as “Releasees”), based upon any matter, occurrence or event existing or occurring prior to the execution of this agreement, including anything relating to your employment with the Company and any of its subsidiaries or affiliates or to the termination of such employment or to your status as a shareholder or creditor of the Company.

This release and waiver includes but is not limited to any rights or claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful or abusive discharge, for breach of any contract, for misrepresentation, for breach of any securities laws, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”)(except that you do not waive ADEA rights or claims that may arise after the date of this agreement).

You agree never to institute any claim, suit or action at law or in equity against any Releasee in any way by reason of any claim you ever had, now have or hereafter may have relating to the matters described in the two preceding paragraphs. You hereby acknowledge that you are familiar with the provisions of California Civil Code Section 1542 and that you expressly waive and relinquish any and all rights or benefits you may have under said Section 1542, to the full extent permitted by law. Said Section 1542 states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The payment and benefits described herein shall be in lieu of any and all other amounts to which you might be, are now or may become entitled from the Company, its subsidiaries and affiliates and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for salary, bonuses, medical, dental or hospitalization benefits, life insurance benefits or attorneys’ fees; provided, however, that notwithstanding any other provision of this agreement, you do not waive any of your rights and the Company shall comply with its obligations with respect to continuation coverage requirements under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”).

[Your signature below will also constitute confirmation that (i) you have been given at least twenty-one (21) days within which to consider this release and its consequences, (ii) you have been advised prior to signing this agreement to consult, and have consulted, with an attorney of your choice, and (iii) you have been advised that you may revoke this agreement at any time during the seven (7) day period immediately following the date you signed this letter.][Subject to revision based on circumstances of participant, and in accordance with applicable law]

This agreement shall be governed by the laws of State of California.

Please confirm by returning to                             the enclosed copy of this agreement, signed in the place provided, that you have knowingly and voluntarily decided to accept and agree to the foregoing.

FIRST COMMUNITY BANCORP

Name:
Title:

AGREED AND ACKNOWLEDGED:

Name:
Date: